Exhibit 99.1
NEWS RELEASE
Directed Electronics Announces Closing the Acquisition of Polk Audio and Related Financing
—Acquisition significantly expands Directed’s position in home audio—
VISTA, Calif., September 25, 2006 — Directed Electronics, Inc. (NASDAQ: DEIX), today announced closing the acquisition of Polk Audio and related financing. Originally announced August 22nd, Polk Audio greatly expands Directed’s high performance home and mobile audio equipment offering and current Polk management has joined the Directed team. Consideration for the acquisition was approximately $136 million in cash. Directed expects the acquisition to be accretive to its pro forma net earnings(1) in 2006 and beyond.
“We are very excited to have completed the purchase of Polk Audio and the financing associated with this acquisition. Polk’s leading consumer brand complements our current Definitive Technology product line and gives us the #1 position in the U.S. home speaker market according to industry data,” commented Jim Minarik, President and CEO of Directed. “We are pleased to have the Polk management team join Directed, and we believe this acquisition will create many expansion opportunities for both of these marquee brands.”
Founded in 1972, Polk has grown into a leading speaker brand in home entertainment. The company sells its products in all key channels of home electronics distribution including a diverse set of customers such as Circuit City, Tweeter, Fry’s Electronics, Crutchfield, and AVAD Distributors. Polk’s focus on brand management and product development has resulted in an impressive track record of growth in both home and mobile audio. Polk co-founders Matthew Polk and George Klopfer will remain actively engaged after the transaction by using their 35 years of industry experience to advise on the direction of Directed’s home audio strategy. Including Polk Audio’s approximately $86 million in net sales for the twelve months ended June 30, 2006, Directed’s net sales would have been approximately $435 million for the same period.
“We are pleased with the positive response we have already received from many of our customers and partners regarding this acquisition. Polk Audio is a great example of our strategy to continue to expand our profitable security and entertainment platform organically and through acquisitions,” commented Kevin Duffy, Senior Vice President of Strategy, Corporate Development and Investor Relations. “We are also excited by Polk’s broad product offering including the company’s growing position in the expanding custom installation speaker market.”
Directed financed the acquisition and related expenses by expanding its term loan by $141 million to a total of $307 million. The company also increased its current $50 million revolver by adding an additional $50 million seasonal revolver for the peak working capital months of October through February. Borrowings under the combined credit facilities will bear interest at LIBOR plus 2.50%.

CIBC World Markets and J.P. Morgan Securities acted as co-lead arrangers and joint book-runners. Goldman, Sachs & Co. and Trivest Partners acted as financial advisors and Greenberg Traurig, LLP acted as legal advisor to Directed Electronics.
About Directed Electronics, Inc.
Directed Electronics is the largest designer and marketer of consumer branded vehicle security and convenience systems in the United States based on sales and a major supplier of home audio, mobile audio and video, and satellite radio products. As the sales leader in the vehicle security and convenience category, Directed offers a broad range of products, including security, remote start, hybrid systems, GPS tracking and navigation, and accessories, which are sold under its Viper®, Clifford®, Python®, and other brand names. In the home audio market, Directed designs and markets award-winning Definitive Technology® and a/d/s/® premium loudspeakers. Directed’s mobile audio products include speakers, subwoofers, and amplifiers sold under its Orion®, Precision Power®, Directed Audio®, a/d/s/®, and Xtreme® brand names. Directed also markets a variety of mobile video systems under the Directed Video®, Directed Mobile Media® and Automate® brand names. Directed also markets and sells certain SIRIUS-branded satellite radio products, with exclusive distribution rights for such products to Directed’s existing U.S. retailer customer base.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to the expected financial effect of the acquisition, the expected accretive impact of Polk earnings and the effect of customer growth strategies. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the Company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended

December 31, 2005. Directed disclaims any intent or obligation to update these forward-looking statements.
(1) On a GAAP basis, Directed expects that the acquisition will be dilutive to net earnings in 2006, as the company sells through acquired inventories which are required to be written up to fair value less cost to sell. Pro forma net earnings exclude the effects of charges related to purchase accounting for the transaction including the short-term impact on gross profit from selling acquired inventories that will be written up to fair value less cost to sell, charges for the amortization of acquisition-related intangible assets, and compensation expense related to employee equity awards, the impact of which is expected to be reflected in Directed’s financial statements beginning in the third quarter of 2006.
Contacts:
John D. Morberg
Vice President — Finance and
Chief Financial Officer
Phone: (760) 598-6200
Kevin Duffy
Sr. Vice President — Strategy,
Corporate Development and Investor Relations
Phone: (760) 598-6200
John Mills/Allyson Pooley
Integrated Corporate Relations
Phone: (310) 954-1100

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